Exhibit 10.1

AGREEMENT FOR LAND ACCESS

This agreement between Earlscourt Farms Ltd. (hereafter the “Land Owner”) and North Bay Resources Inc. (hereafter the “Mineral Claim Holder”), herein sets forth the terms for access to the surface of lands owned by the Land Owner and located within certain areas near the West bank of Fraser River within Sections 11 and 14, Township 15, Range 27 (hereafter the "Land") to sample for mineral ores.

Representation

WHEREAS Mineral Claim Holder makes representation that they are the legal holders of valid placer claims under the British Columbia Mining Act and that they or their officers, employees and agents have applied for and received all required permits to exercise these claims in full accordance with the laws of British Columbia; and,

AND WHEREAS, these claims extend beneath certain lands of the Land Owner which are unoccupied and not under cultivation currently; and

AND WHEREAS, in consideration of this representation, Land Owner has in consultation agreed to cooperate with Mineral Claim Holder in allowing access to the surface,Now therefore, the parties covenant and agree as follows:

Terms and Conditions

Compliance

The privileges of this agreement are granted on condition of compliance with the terms thereof.  Mineral Claim Holder and its officers, employees and agents shall comply with all federal, provincial and local laws, regulations and ordinances governing, controlling or limiting in any way the work or the persons engaged in the work as well as any permit conditions from the Provincial Mining Inspector and/or other agencies.

Location and Extent of Access

Mineral Claim Holder shall be allowed access and work space at Six (6) test pit locations on the Land in dimensions as provided in permit from Inspector of Mines and located as shown on attached map, and in accordance with terms of permit. In addition, Mineral Claim Holder shall be allowed access to a mutually agreeable area for screening and sluicing of material removed from test pits, use of water at agreed upon location and staging area for equipment in a mutually suitable area.

Schedule of activities

All work shall be conducted between date of agreement execution and December 31, 2012.

Notice and Communication

All official communication shall occur in writing between the parties as follows:

Land Owner	Mineral Claim Holder
Earlscourt Farms	North Bay Resources Inc.
Box 50 Mile 2 Spencer Rd.	PO Box 162
Lytton, BC V0K1Z0	Skippack, PA 19474 USA

Indemnification

Mineral Claim Holder and its officers, employees and agents shall defend, indemnify and hold harmless Land Owner, its officers, employees, agents, heirs and successors from any and every claim and risk and losses, damages, demands, suits, judgments and attorneys' fees, and other expenses of any kind, on account of injury to or death of any and all persons and on account of all property damage of any kind, whether tangible or intangible, including loss of use resulting therefrom, in connection with the work or caused or occasioned in whole or in part by reason of the presence of Mineral Claim Holder or its officers, employees and agents on the Land.

Transferal and Authorization

This agreement may not be transferred without the express written consent of both parties.

Insurance

Mineral Claim Holder, its officers, employees and agents shall obtain and continuously carry during the term of the Agreement all such insurance as may be required provided that, at a minimum, Mineral Claim Holder shall carry not less than $1,000,000 in liability insurance on a per occurrence basis with a reputable and duly licensed insurance firm with valid coverage in British Columbia, Canada.

Rent

In consideration of the foregoing authorization to enter and occupy premises of Land Owner for test pits as outlined above, Mineral Claim Holder shall pay to Land Owner in lawful currency of Canada as follows:$50.00 per day from start of work until completion and restoration of the Land subsequent to conclusion of work associated with the test pits in accordance with permit terms and conditions.

Renegotiation of Terms of Access

In the event of successful test pit results, and in the further event that the Mineral Claim Holder desires to pursue extraction of ore on an increased scale, the parties herein agree to renegotiate the terms of access of the Mineral Holder to the land and its claim(s) therein, in light of the further impact to the land and the Land Owner.

  Entire Agreement

This agreement represents the entire agreement between the parties hereto pertaining to Ministry of Mines permit # P-4-275 Approval #12-1620779-0625 for test pits.

Execution of Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed,

EARLSCOURT FARMS LTD.	NORTH BAY RESOURCES INC.

By: /s/ Evelyn Mundall-Newell	By: /s/ Perry Leopold

Title: Owner	Title: CEO

Date: 11/26/2012	Date: 11/26/2012